CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FirstSun Capital Bancorp of our report dated March 25, 2022, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of FirstSun Capital Bancorp for the year ended December 31, 2021.

/s/ Crowe LLP

Crowe LLP

Dallas, Texas
April 1, 2022